3400 North Wolf Road
Franklin Park, Illinois 60131
(847) 455-7111
(847) 455-6930 (Fax)

A. M. CASTLE & CO.

For Further Information:

———AT THE COMPANY———	——AT ASHTON PARTNERS——
Larry A. Boik	Analyst Contacts:
Vice President-Finance & CFO (847) 349-2576 Email: lboik@amcastle.com	Katie Pyra (312) 553-6717 Email: kpyra@ashtonpartners.com

Traded: AMEX, CSE (CAS) Member: S&P SmallCap 600 Index

FOR IMMEDIATE RELEASE
TUESDAY, SEPTEMBER 5, 2006

A. M. Castle Completes Acquisition of Transtar Metals

Accretive transaction brings initial international footprint and solidifies position in growing high-performance alloy market

FRANKLIN PARK, IL, September 5th – A. M. Castle & Co. (AMEX: CAS), a leading North American distributor of highly engineered metals and plastics, announced today that it has completed the acquisition of Transtar Metals, a leading distributor of high-performance alloys to the aerospace and defense industries world-wide. Under the terms of the agreement signed August 12, 2006, the closing purchase price was $173.3 million subject to final adjustments, including the assumption of $1.1 million of foreign debt and $0.6 million of capital leases. The purchase was funded with approximately $30 million of available cash and $142 million of debt financing.

Transtar Metals is a leading supplier of high performance alloys to the aerospace and defense industries, supporting the on-going requirements of those markets with a broad range of inventory, processing and supply chain services. It has six operations strategically located in aerospace hubs in the U.S. and locations in both the United Kingdom and France. Additionally, Transtar maintains a sales presence throughout Europe and the Far East. International sales are over one-third of Transtar’s total revenue stream.

Transtar Metals, based in Torrance, CA, will become a subsidiary of A. M. Castle and operate within the Company’s metals segment. Transtar will maintain its current management team with Steve Scheinkman, its Chief Executive Officer, assuming the role of Transtar’s President. Transtar’s headquarters will remain in Torrance, CA.

“We are pleased to welcome Steve and his dedicated team of experts to the Castle family”, said Mike Goldberg, CEO of A. M. Castle. “This is a very important acquisition for our Company, as it expands our existing business in the high-growth aerospace market. Further, it brings an initial international footprint to our offerings, one that we hope to leverage appropriately over time. I look forward to working closely with the team at Transtar and I am confident that we are committed to a common goal of providing our customers with an exceptional range of specialty offerings.”

Transtar Highlights
The acquisition will be accretive to A. M. Castle in the first year. For the trailing twelve month period ended June 30, 2006, Transtar earned approximately $14 million of net income, on roughly $250 million of sales. Other highlights of the new subsidiary’s operations are as follows:

Locations

•	Transtar currently processes and supplies products from leased facilities strategically located in eight key aerospace and defense industry hubs across the world, including: Los Angeles, California; Seattle, Washington; Wichita, Kansas; Dallas, Texas; Atlanta, Georgia; Orange, Connecticut; Hertfordshire, United Kingdom; and Montoir de Bretagne, France.

•	Transtar also has a number of agents operating in Asia. As key aircraft manufactures aggressively seek to globalize their supply chain for large commercial aircraft, the Company believes there is an increasing opportunity to grow its business in that market.

Integration with A. M. Castle
Transtar will become a subsidiary of A. M. Castle and will operate as a separate business unit within the Company’s metals segment. In the future Transtar will be the cornerstone of the aerospace and defense division for the Company.

In terms of the combined strength of A. M. Castle and Transtar Metals, we offer the following highlights:

•	Transtar provides Castle expanded access to aerospace customers and creates avenues to cross-sell its other products into this high-growth market.

•	Castle strengths in bar products provide Transtar access to larger and deeper inventories.

•	Transtar is expected to afford Castle increased access to certain alloys and forms of aluminum which are currently in tight supply.

•	The combined volume is expected to provide the Company with potential purchasing synergies.

•	Transtar’s existing platform in Asia and other global markets will provide a basis for Castle to expand its international business opportunities in targeted growth industries.

•	Downstream operating efficiencies may be realized from the sharing of certain facilities, services and corporate back-office support functions.

A. M. Castle financed the acquisition using senior secured credit facilities totaling $210 million, including an expansion of its existing revolving lines of credit from $82 million to $180 million and a $30 million five-year term loan. At closing the Company borrowed approximately $142 million under these facilities.

Larry Boik, Vice President and CFO of A. M. Castle added, “We are excited to have completed the acquisition of Transtar Metals and expect it will be accretive to both our top- and bottom-lines in the first year. In addition, we feel comfortable with the level of acquisition debt due to the future earnings growth opportunities and our ability to generate strong favorable cash flows from our combined lines of business.”

About A. M. Castle & Co.
Founded in 1890, A. M. Castle & Co. provides highly engineered materials and value added services to a wide range of companies within the producer durable equipment sector of the economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a wide spectrum of industries. Within its core metals business, it specializes in the distribution of carbon, alloy and stainless steels; nickel alloys; and aluminum. Through its subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, with the Transtar acquisition Castle operates over 58 locations throughout North America and Europe. Its common stock is traded on the American and Chicago Stock Exchange under the ticker symbol “CAS”.

Safe Harbor Statement / Regulation G Disclosure
This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which the Company has no control. These risk factors and additional information are included in the Company’s reports on file with the Securities Exchange Commission.